Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

THIRD QUARTER RESULTS

– Gross Margin, Income from Continuing Operations Continue to Improve –

– Company Forecasts Sales, Earnings and Orders Growth for Fourth Quarter of 2005 –

Irvine, California – October 27, 2005 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter ended October 1, 2005, and provided guidance regarding its expected performance in the fourth quarter.

All statements in this press release refer to continuing operations unless otherwise indicated.

Sales for the third quarter of 2005 totaled $103.0 million, approximately 4% above the second quarter sales of $98.6 million. The breakdown of sales by market during the third quarter was as follows: scientific research, aerospace and defense/security markets combined totaled approximately 38%; the microelectronics market was approximately 33%; the life and health sciences market was approximately 13%; and industrial and other end markets combined totaled approximately 16% of total sales.

Sales for the first nine months of 2005 were $299.9 million. The breakdown of these sales by market was as follows: scientific research, aerospace and defense/security markets combined totaled approximately 39%; the microelectronics market was approximately 29%; the life and health sciences market was approximately 15%; and industrial and other end markets combined totaled approximately 17% of total sales.

The company reported third quarter income from continuing operations of $6.9 million, or $0.17 per diluted share. On October 25, 2005, Newport announced that it had signed an agreement to sell its robotic systems operations, which had been held for sale since the first quarter of 2005. The discontinued operations produced an operating loss in the third quarter of 2005, and the company recorded an adjustment to reduce the carrying value of the assets of these operations to reflect the expected consideration for the sale, less estimated selling costs, resulting in a loss from discontinued operations, net of income tax benefit, of approximately $9.1 million, or $0.22 per diluted share. Including this loss from discontinued operations, the company reported a net loss for the third quarter of $2.3 million, or $0.05 per diluted share.

For the first nine months of 2005, the company reported income from continuing operations of $17.4 million, or $0.40 per diluted share. These results were offset in part by a loss from discontinued operations of $15.2 million, or $0.35 per diluted share, in the first nine months of 2005. In addition, in the first quarter of 2005 the company recorded an extraordinary gain of $2.9 million, or $0.07 per diluted share, from a favorable legal settlement. Including these items, the company reported net income of $5.1 million, or $0.12 per diluted share, for the first nine months of 2005.

Robert G. Deuster, chairman and chief executive officer, said, “We are pleased with our third quarter results. Our increases in sales, gross margin and income from continuing operations all exceeded our forecasts. The continued improvement we are seeing in these areas is due both to the benefits we are realizing from our recently completed program to integrate Spectra-Physics and to the continued positive response to our products from customers in all of the key markets we serve. Today, Newport has an unmatched suite of products and integration capabilities for customers who need to make, manage and measure light.”

New orders received totaled $99.2 million in the third quarter of 2005, down slightly from the $101.5 million booked in the second quarter, resulting in a book-to-bill ratio of 0.96. “During the third quarter of 2005, we saw increased orders from life and health sciences and industrial customers,” Deuster said. “As a result, our total new orders for the quarter were almost equal to the second quarter level, despite the fact that the $8 million follow-on order we received in the second quarter from our largest computer peripherals customer did not recur. We believe this is indicative of the balanced growth opportunities we have across a number of our key markets. We expect orders to grow sequentially in the fourth quarter compared with the third quarter level.”

The breakdown of third quarter orders by end market was as follows: scientific research, aerospace and defense/security markets combined totaled approximately 38%; the microelectronics market was approximately 27%; the life and health sciences market was approximately 16%; and industrial and other end markets combined totaled approximately 19%.

Orders in the first nine months of 2005 were $303.1 million. The market breakdown of these orders was as follows: scientific research, aerospace and defense/security markets combined totaled approximately 37%; the microelectronics market was approximately 30%; the life and health sciences market was approximately 16%; and industrial and other end markets combined totaled approximately 17%.

The company’s gross margin was 42.4% for the third quarter of 2005, an improvement over the 41.7% recorded in the second quarter. This improvement was due primarily to leverage from the higher sales level and to the benefits from divesting the company’s manufacturing operations in Oroville, California early in the quarter. Gross margin was 41.7% for the first nine months of 2005.

Selling, general and administrative (SG&A) expenses for the third quarter of 2005 were $26.0 million, or 25.2% of net sales, compared with $25.1 million, or 25.5% of net sales, in the second quarter of 2005. SG&A expenses for the first nine months of 2005 were $76.2 million, or 25.4% of net sales.

Research and development (R&D) expenses for the third quarter of 2005 were $9.1 million, or 8.8% of net sales, compared with $8.9 million, or 9.0% of net sales, in the second quarter of 2005. R&D expenses for the first nine months of 2005 were $26.7 million, or 8.9% of net sales.

Interest and other expense, net, totaled $0.7 million for the third quarter of 2005, and totaled $1.9 million for the first nine months of 2005.

The income tax provision was $1.1 million for the third quarter of 2005, and $3.0 million for the first nine months of 2005.

The company had $63.3 million in cash, cash equivalents and marketable securities at the end of the third quarter of 2005, compared with $60.1 million at the beginning of the quarter.

FOURTH QUARTER 2005 BUSINESS OUTLOOK

The following statements are based on current expectations of the company’s management based on available information. The guidance is for continuing operations only. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

Sales for the fourth quarter of 2005 are expected to be in the range of $103 million to $106 million.

Gross margin for the fourth quarter of 2005 is expected to be slightly higher than the third quarter level.

Operating expenses (including SG&A and R&D) for the fourth quarter of 2005 are expected to be slightly higher compared with the third quarter level.

The company expects to incur interest and other expense, net, of approximately $0.7 million in the fourth quarter of 2005.

The company expects its income tax rate to be approximately 15% to 16% in the fourth quarter of 2005, due primarily to certain state minimum taxes and taxes in certain foreign jurisdictions.

The company expects its number of diluted common shares outstanding for the fourth quarter of 2005 to be in the range of 41 million to 42 million.

Based on the factors noted above, the company expects earnings per share from continuing operations in the fourth quarter of 2005 to be in the range of $0.17 to $0.19.

The company anticipates generating cash in the fourth quarter of 2005 in the range of $4 million to $6 million.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the scientific research, microelectronics, life and health sciences, aerospace, defense/security and general industrial markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, October 27, 2005, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s third quarter results and outlook for the fourth quarter of 2005. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and http://www.earnings.com. The call also will be available to investors and analysts by dialing (800) 967-7141 within the U.S. and Canada or (719) 457-2630 from abroad. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the US and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on October 27, 2005, through midnight Eastern time on Wednesday, November 2, 2005. The replay confirmation code is 8295204.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Fourth Quarter 2005 Business Outlook” regarding Newport’s expected sales, gross margin, operating expenses, interest and other expense, net, income tax rate, number of diluted common shares, income from continuing operations and cash for the fourth quarter of 2005, and the statements made by Robert G. Deuster regarding the company’s expected orders growth that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended January 1, 2005, and in Newport’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2005, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of

Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

# # #

Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales	$103,005	$90,354	$299,871	$168,724
Cost of sales	59,309	62,422	174,690	113,265

Gross profit	43,696	27,932	125,181	55,459
Selling, general and administrative expense	25,964	26,873	76,202	45,922
Research and development expense	9,066	7,364	26,718	13,434

Operating income (loss)	8,666	(6,305)	22,261	(3,897)
Interest and other expense, net	(690)	(3,740)	(1,887)	(1,184)

Income (loss) from continuing operations before income taxes	7,976	(10,045)	20,374	(5,081)
Income tax provision	1,108	932	2,995	772

Income (loss) from continuing operations	6,868	(10,977)	17,379	(5,853)
Loss from discontinued operations, net of income taxes	(9,123)	(7,554)	(15,177)	(8,830)
Extraordinary gain on settlement of litigation	—	—	2,891	—

Net income (loss)	$(2,255)	$(18,531)	$5,093	$(14,683)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.26)	$0.42	$(0.15)
Loss from discontinued operations	(0.23)	(0.18)	(0.37)	(0.22)
Extraordinary gain on settlement of litigation	—	—	0.07	—

Net income (loss)	$(0.06)	$(0.44)	$0.12	$(0.37)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.26)	$0.40	$(0.15)
Loss from discontinued operations	(0.22)	(0.18)	(0.35)	(0.22)
Extraordinary gain on settlement of litigation	—	—	0.07	—

Net income (loss)	$(0.05)	$(0.44)	$0.12	$(0.37)

Shares used in computation of income (loss) per share:
Basic	39,688	42,190	41,769	40,204
Diluted	41,094	42,190	43,245	40,204
Other operating data:
New orders received during the period	$99,212	$91,912	$303,094	$179,385
Backlog at end of period scheduled to ship within 12 months			$96,075	$89,501

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	October 1, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$32,428	$41,443
Marketable securities	30,879	66,739
Accounts receivable, net	72,283	63,334
Notes receivable, net	4,420	6,891
Inventories	75,804	75,257
Prepaid expenses and other current assets	9,079	8,710
Assets of discontinued operations	7,453	18,400

Total current assets	232,346	280,774
Property and equipment, net	49,505	55,577
Goodwill	176,433	176,235
Intangible assets, net	51,391	54,420
Investments and other assets	9,624	11,462

	$519,299	$578,468

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$12,018	$17,186
Accounts payable	22,808	23,018
Accrued payroll and related expenses	19,786	20,619
Accrued expenses and other current liabilities	25,379	31,442
Accrued restructuring costs	1,485	2,672
Obligations under capital leases	76	161
Liabilities of discontinued operations	1,914	3,474

Total current liabilities	83,466	98,572
Long-term debt	49,914	46,716
Obligations under capital leases, less current portion	1,338	1,576
Accrued pension, restructuring costs and other liabilities	13,896	16,095
Stockholders’ equity	370,685	415,509

	$519,299	$578,468